Exhibit 10.22

CONTRACT OF EMPLOYMENT
LULULEMON ATHLETICA UK LTD. Andre Maestrini
THIS AGREEMENT is Thursday October 22nd 2020
In this agreement:

(1)
LULULEMON ATHLETICA UK LTD. (registered number 7655911) whose registered office is at Garden House, 57 - 59 Long Acre, London WC2E 9JL ("Company"); and

(2)
Andre Maestrini ("You").

1. INTERPRETATION
1.1
"lululemon Group" means the Company and all companies which are for the time being either a Holding Company of the Company or a Subsidiary of either the Company or any such Holding Company;
1.2
"Group Company" means any company within the lululemon Group;
1.3
"Subsidiary" and "Holding Company" shall have the meanings ascribed to them by section 1159 of the Companies Act 2006 or any statutory modification or re-enactment thereof but for the purposes of section 1159(1) Companies Act 2006 a company shall be treated as a member of another company if any shares in that other company are registered in the name of (i) a person by way of security (where the company has provided the security) or (ii) a person as nominee for the company.

2. COMMENCEMENT OF EMPLOYMENT
2.1
Your employment with the Company and your period of continuous employment will commence on January 4th 2021. You warrant that You satisfy the necessary immigration requirements of, and are entitled to work in, the United Kingdom and will notify the Company immediately if You cease to be so entitled during your employment.
2.2
The first three months of your employment shall be a probationary period ("Probationary Period"). During the Probationary Period your performance and suitability for continued employment will be monitored.
2.3
At the end of the Probationary Period (or within a reasonable period of the end of the Probationary Period) the Company will formally review your performance and will make a decision as to whether:
2.3.1
You have successfully completed your Probationary Period and your continued employment should be confirmed;
2.3.2
You have not successfully completed your Probationary Period and your employment should be terminated; or
2.3.3
a further period is required to assess your performance in which case the Company may, at its absolute discretion, extend the Probationary Period by up to a further 3 months,
The decision will be confirmed to You in writing.
2.4
During the Probationary Period (including any extension thereof); and a reasonable period immediately following the end of your Probationary Period (if the Company has not concluded its review of your continued employment at the time the Probationary Period ends), your employment may be terminated at any time by the Company on one weeks' written notice.
2.5

During the Probationary Period (including any extension thereof) You are required to give the Company one week's notice in writing.
2.6
On successful completion of your probationary period, the notice provisions set out in clause 18 shall apply.

3. JOB TITLES AND DUTIES
3.1 You are employed as Executive Vice President, International. You will be required to undertake such additional duties as the Company may reasonably require from time to time. You will report to Calvin McDonald, Chief Executive Officer or such other person as may be authorised by the Company and notified to You.
3.2
During Your employment with the Company You will:
3.2.1
unless prevented by ill health devote the whole of your time and attention, endeavours and abilities to promoting the interests of the Company and of the lululemon Group and shall not engage in any activity which may be or may become harmful to or contrary to the interests of the Company or of the lululemon Group;
3.2.2
observe and comply with all policies and procedures of the Company;
3.2.3
carry out your duties in a proper, loyal and efficient manner to the best of your ability and use your best endeavours to maintain, develop and extend the business of the Company and of the lululemon Group.
3.3
You will not during your employment with the Company, except with the written consent of the Company, be directly or indirectly engaged, concerned or interested in any other business or occupation whatsoever.
3.4
You shall accept (if offered) appointment as a director or officer of any Group Company. Your appointment as a director or officer of the Company or any Group Company shall be with or without such executive powers as the board of the Company or any Group Company shall decide in its absolute discretion.
3.5
In the event that you cease to be an officer (or director) for any reason, this will not amount to a breach of this agreement and shall not give rise to a claim for compensation or damages.

4. PLACE OF WORK
4.1
Your normal place of work is London but You may be required to work at any other of the Company's premises, or any such other location as the Company may require, either on an ad hoc or permanent basis. This includes frequent travel. The Company shall give to You as much notice as is reasonably practicable of any change to your normal place of work, whether on a temporary or ad hoc basis. You acknowledge that the performance of your duties and responsibilities will necessitate frequent travel to other places.

5. HOURS OF WORK
5.1
Your normal working hours are 9 am to 5 pm [Monday to Friday], but your hours of work may vary. You must work such additional hours as may be required for the proper performance of your duties. You will not be entitled to any additional remuneration for any additional hours worked.
5.2
You agree to opt-out of the average maximum weekly working time of 48 hours in regulation 4(1) of Working Time Regulations 1998. You may at any time terminate this opt out by giving the Company three months' notice in writing
5.3
You agree that You may be required to work at weekends and on normal public holidays as may be required by your manager.

6. LAY-OFF AND SHORT-TIME WORKING
6.1
Your right to receive remuneration is dependent on You being provided by the Company with work of the kind that You are employed to do.
6.2
If the Company has a reduced need for your work, or there is other disruption to the Company’s business, the Company reserves the right in its absolute discretion to impose a lay-off with no pay or impose short-time working with a pro-rated reduction in pay. The Company will give You as much notice as is reasonably practicable of any lay-off or short-time working and of any further changes to hours, including a return to normal working hours.
6.3
The Company may in its absolute discretion determine any period of lay-off or short-time working.
6.4
During any period of lay off or short-time working You must remain contactable and available for work if required.
6.5
You may in certain circumstances be entitled to receive a guarantee payment in which case the Company will comply with its statutory obligations.

7. REMUNERATION
7.1
Your basic salary will be £500,000 per annum and will be paid monthly by credit transfer into your nominated bank or building society account. Your salary shall be inclusive of any fees that may be payable to You as a result of any other offices You hold with the Company or any Group Company.
7.2
Your rate of pay will be reviewed annually although there will be no obligation on the Company to award an upward increase following any such review.
7.3
The Company shall be entitled to deduct any amounts owed to the Company by You from your pay. If, on the termination of your employment, You owe any money to the Company, the Company shall be entitled to deduct any such money from any pay due to You.
7.4
Bonus Plan
You are eligible to participate in the discretionary compensation plans (the “Discretionary Bonus Plans”) applicable for your position commencing in fiscal year 2021, subject to the terms and conditions of such plans. For greater certainty, you will not be eligible for the Discretionary Bonus Plans for fiscal year 2020. Your bonus target will be 90% of your annual base salary. Please refer to the plan document on the Company intranet for specific plan and eligibility details. The compensation plan and bonus target can be altered at the Company’s absolute discretion, with reasonable notice. This discretionary bonus, if paid, may be pro-rated if paid during the year of commencement or termination. Participation in the Bonus Plan is subject to the specific rules of the Bonus Plan which can be found on the lululemon intranet.
7.5
Retention Bonus
In exchange for your accepting employment with the Company and remaining employed for a period of twelve (12) months (“Retention Period”), the Company agrees to provide you with a retention bonus in the amount of £100,000 (“Retention Bonus”), less applicable tax and other withholdings. The Company will pay you the Retention Bonus, in advance of you actually having earned it and remaining employed for the Retention Period. Because the Company is advancing this unearned Retention Bonus to you in anticipation of retaining your services for the Retention Period, in the event you should voluntarily resign your employment with the Company or if the Company terminates your employment for cause, prior to completing the Retention Period, you agree to repay the Company the Retention Bonus within 15 days of the date of such resignation or termination, in a prorated amount based on the length of employment (rounded upwards to the nearest whole month). Should you be required to repay any portion of the Retention Bonus, the amount of the Retention Bonus shall be adjusted so that you are paying back the pro-rata portion of the post-tax payment made to you. Should lululemon terminate your employment for any reason other than just cause prior to you completing the Retention Period, the Retention Bonus shall be considered earned in full on the date of termination.

7.6
Annual Equity
7.6.1
You will be eligible for annual equity awards as determined by the Compensation Committee of the Board of Directors of lululemon athletica inc. in its sole discretion as notified to You from time to time. Your eligibility will at all times be subject to and conditional upon the rules of any annual equity awards. The potential equity awards currently consist of stock options, restricted share units and performance share units. The Company reserves the right to vary or terminate (with or without any replacement awards) any annual equity awards in place from time to time.

7.6.2
Subject to Compensation Committee approval, as soon as practicable after the Effective Date, You will be awarded a one-time grant of a number of performance share units (PSUs) with a target value of USD $750,000 allocated as follows among the Company’s current PSU performance periods based on existing performance targets for those PSUs: (1) $250,000 of 2019-2021 performance period PSUs; and (2) $500,000 of 2020-2022 performance period PSUs.

7.7
Stock Ownership Guidelines
You acknowledge that You have received a copy of the lululemon athletica inc’s Stock Ownership Guidelines and You acknowledge and agree to the Guidelines, as currently stated and as they may be amended from time to time.

8. STAFF DISCOUNT
8.1
Employees will receive a 60% discount on regularly-priced store purchases and a 75% discount (off the original retail price) for sale items, in accordance with the Employee Discount Policy, as amended from time to time. You will have access to the Discount Policy for SVP level and above employees, as may be amended from time to time. All discounted purchases are final sale (i.e. they cannot be returned). You may not re-sell goods purchased with the staff discount.
8.2
Other Information About Our Employee Discount Policy
8.2.1
The Company reserves the right, in its absolute discretion, to change its employee discount policy at any time without prior notice.
8.2.2
Discounts may not be combined or added to any other promotional events.
8.2.3
Using the staff discount benefit other than in strict compliance with the Company's policies without prior authorization from your Manager may be regarded as a prospective act of gross misconduct which may result in disciplinary action, up to and including summary termination of employment. When in doubt You should contact your Manager and/or Asset Protection Partner or your People Potential Partner.

9. FITNESS CLASSES
9.1
Sweaty Pursuits: One of the most exciting benefits of being a member of the lululemon team is the yoga and fitness benefit, “Sweaty Pursuits”. Your eligibility for this benefit is as per the Sweaty Pursuits Policy, as amended from time to time in the sole discretion of the Company. Please review this policy in Employee Handbook to determine your eligibility.

10. OTHER BENEFITS
lululemon takes pride in providing a comprehensive benefits program for our employees, including health benefits, EAP, and insurance (life, personal accident and group income protection). You may be eligible to participate in the applicable employee benefit plans as are in effect from time to time, subject to and in accordance with the terms and conditions of such plans. The Company reserves the right to alter the benefits program in whole or in part at any time without advance notice.

11. TRAINING
11.1
We believe in creating the conditions for mindful performance to inspire people to design a life they love. You will have resources at your fingertips to embark on a development journey that will allow you to grow at work and in all aspects of your life. This will include onboarding & leadership training as is relevant to your role and as an employee of lululemon.

12. HOLIDAYS
12.1
The Company's holiday year runs from 1 January to 31 December each year. You are entitled to 33 days' paid leave per annum. ("Holiday Entitlement"). Any public holidays on which You are not required to work will be treated as a day's leave for the purpose of your Holiday Entitlement. Holiday Entitlement is inclusive of statutory holiday under the Working Time Regulations 1998 ("Statutory Holiday"). The Company will review your holiday entitlement annually to ensure that it remains in line with your average working hours.
12.2
You must give at least 2 weeks' notice of proposed holiday days and these must then be approved by your Manager. The Company reserves the right to refuse any holiday request and to nominate days which must be taken as part of your holiday entitlement.
12.3
Untaken Holiday Entitlement in any holiday year may not be carried forward to any following holiday year and such Holiday Entitlement will be forfeited without any right to payment in lieu.
12.4
Holiday entitlement for any part of the year worked will be calculated on a pro rata basis at the rate of days per complete calendar month worked. On termination of your employment You shall be entitled to salary in lieu of any outstanding holiday entitlement. If You have taken more holiday than your pro rata holiday entitlement You will be required to repay (including by way of deduction from any monies which would otherwise be payable to You) to the Company any salary received in respect of the excess.
12.5
The Company reserves the right to require You to take any accrued but unused Holiday Entitlement during any period of notice given to terminate your employment or at any other time or during any period of Garden Leave. 12.6
Employees are expected to be available from the 15th December until the 15th January. This is the busiest trading time for our ecommerce business and stores and as such is considered a vacation blackout period.

13. SICKNESS ABSENCE
If You are absent from work because of sickness or injury You must:
13.1
Notify the Company as soon as possible on the first morning of absence, and if absent for more than one day, keep the Company regularly informed of the expected duration of your absence;
13.2
Complete and return to the Company a self-certification form in respect of the first 7 days (including weekends) of any sickness absence;
13.3
Provide the Company with a medical certificate from your GP or other registered medical practitioner for periods of sickness absence in excess of seven days (including weekends) or more and with medical certificates for each subsequent week of sickness absence;
13.4

if requested by the Company undergo a medical examination at the expense of the Company with a medical practitioner nominated by the Company;
13.5
if requested by the Company give written permission to the Company to have access to any medical or health report in its complete form prepared by any health professional on your physical or mental condition.

14. SICK PAY
14.1
You will be paid sick pay under the Statutory Sick Pay scheme in respect of any periods of absence from work due to sickness. The Company operates an income protection scheme for employees with long-term absence due to sickness.

15. OTHER PAID LEAVE
15.1
Subject to any eligibility criteria, You may also be entitled to other periods of paid leave including: maternity leave, adoption leave, paternity leave, shared parental leave, statutory parental leave and community days, details of which are set out in the Employee Handbook.

16. PENSION
16.1
The Company will comply with any duties it may have in respect of You under part 1 of the Pensions Act 2008 (i.e. auto-enrolment into a pension scheme).
16.2
The Company is currently using the lululemon athletica UK ltd group personal pension scheme in respect of its auto-enrolment duties under part 1 of the Pensions Act 2008. Membership of the scheme is strictly subject to the rules of the scheme as amended from time to time. The Company reserves the right to vary or discontinue any scheme in place from time to time.
16.3
The Company operates a salary sacrifice arrangement in respect of Your member contributions, and You agree to sacrifice part of your salary in return for the Company making contributions into the pension scheme on your behalf
16.4
There is no contracting-out certificate in force under the Pension Schemes Act 1993 as amended.

17. DATA PROTECTION
17.1
In this DATA PROTECTION clause, [“Employee Privacy Notice”] means a notice (or notices) providing information under Articles 13 and 14 of the General Data Protection Regulations together with any applicable local data protection laws regarding the process of your personal data in connection with this agreement and your employment relationship .
17.2
You confirm that You have read and understood the Company’s data protection policy and the [Employee Privacy Notice].
17.3
You shall use reasonable endeavors to keep the Company informed of any changes to your personal data.
17.4
You acknowledge that in the course of your employment You have access to personal data and special categories of data relating to other employees, other individuals who work for the Company, client/customers or contacts at clients/customers, and suppliers and contacts at suppliers, and agree to comply with the Company's data protection policies and procedures in respect of such data at all times. You must keep such data confidential and not use or disclose it other than in the proper performance of your duties.
17.5

The Company may changes its data protection policy and update the [Employee Privacy Notice] at any time and will notify employees in writing of any changes. The [Employee Privacy Notice] does not form part of your contract of employment

18. TERMINATION OF YOUR EMPLOYMENT
18.1
Subject to the successful completion of the Probationary Period, You are required to give the Company 90 days’ written notice of termination.
18.2
Following the successful completion of the Probationary Period (during which time the Company is required to give You one week's notice of termination), the Company is required to give twelve (12) months notice of termination.
18.3
On termination of your employment You shall immediately return to the Company all Company property, including any credit cards, keys and documents and letters of whatsoever nature or description You may have in any way related to the Company's business, whether stored in hard copy or electronically.
18.4
The Company reserves the right to terminate your employment without notice in the event of any act of gross misconduct or serious breach of the terms of this agreement.
18.5
On termination of your employment, howsoever arising, You shall not have any claim for breach of contract in respect of the loss of any rights or benefits under any share option, bonus, long term incentive plan or other profit sharing scheme operated by the Company in which You may participate which would otherwise have accrued during the period of notice to which are otherwise is entitled under this clause 17.
18.6
At its absolute discretion the Company may at any time (including without limitation after notice of termination shall have been given by either party) lawfully terminate this agreement with immediate effect by notifying You in writing that the Company is exercising its right under this clause 14.6 and that it will make within 28 days a payment in lieu of notice ("Payment in Lieu"). The Payment in Lieu will be equal to Your basic salary for the then unexpired period of notice (subject to deductions required by law including the deduction at source of income tax and national insurance contributions). The Company may pay any sums due under this clause 17.6 in equal monthly instalments until the date on which the notice in clause 17.1 or 17.2 would have expired if notice had been given. For the avoidance of doubt, the Payment in Lieu shall not include any element in relation to:
18.6.1
any bonus or commission payments, or payments, rights or benefits under any share option or long term incentive plan that might otherwise have been due had You worked for the Company during the notice period for which the Payment in Lieu is made;
18.6.2
any payment in respect of benefits which You would have been entitled to receive had You worked for the Company during the notice period for which the Payment in Lieu is made; and
18.6.3
any payment in respect of any holiday entitlement that would have accrued had You worked for the Company during the notice period for which the Payment in Lieu is made.
18.7
Resignation as Director and Officer
Upon any termination of your employment under this Agreement, You will be deemed to have resigned as a director and officer of all and any Group Companies contemporaneously with the date of termination of your employment for any reason and will immediately, on request of the Company (or any Group Company), sign forms of resignation indicating your resignation as a director and officer of the Company and Group Companies of the Company and of any other entities of which You occupy similar positions as part of or in connection with the performance by You of your duties under this agreement, if applicable. In the event of your failure to do so the Company is hereby irrevocably authorised to appoint some person in your name and on your behalf to sign and execute all documents and do all things necessary to constitute and give effect to such resignation

19 GARDEN LEAVE
19.1
Following notice to terminate your employment being given by the Company or by You or if You purport to terminate your employment in breach of contract the Company may require You not to perform any services (or to perform only specified services) for the Company or for any Group Company until the termination of your employment or a specified date
19.2
During any period of Garden Leave You shall:
19.2.1
continue to receive your salary and other contractual benefits under this agreement in the usual way and subject to the terms of any benefit arrangements;
19.2.2
remain an employee of the Company and remain bound by your duties and obligations, whether contractual or otherwise, which shall continue in full force and effect;
19.2.3
not contact or deal with (or attempt to contact or deal with) any customer client supplier agent distributor shareholder employee officer or other business contact of the Company or any Group Company without the prior written consent of a statutory director;
19.2.4
not (unless otherwise requested) enter onto the premises of the Company or any Group Company without the prior written consent of a statutory director;
19.2.5
not commence any other employment or engagement;
19.2.6
provide such assistance as the Company or any Group Company may require to effect an orderly handover of your responsibilities to any individual or individuals appointed by the Company or any Group Company to take over your role or responsibilities;
18.2.7
make yourself available to deal with requests for information, to provide assistance, to attend meetings and to advise on matters relating to the business.
19.3
In the event that the Company exercises its rights under clause 18.1 of this agreement then any Garden Leave shall be set off against and therefore reduce the periods for which the restrictions set out in the Schedule of this agreement apply.

20. CONFIDENTIALITY
20.1
You shall not at any time during your employment nor at any time after its termination except for a purpose of the Company directly or indirectly use or disclose trade secrets or confidential information relating to the Company or any Group Company or the Company's or any Group Company's agents, customers, prospective customers or suppliers.
20.2
For the purposes of clause 20.1 confidential information shall include any information relating to the business and/or the financial affairs of the Company and the lululemon Group and the Company's and/or any Group Company's agents, customers, prospective customers or suppliers and in particular shall include:
20.2.1
the business methods and information of the Company and any Group Company (including prices charged, discounts given to customers or obtained from suppliers, product development, marketing and advertising programmes, costings, budgets, turnover, sales targets or other financial information);
20.2.2
lists and particulars of the Company's and any Group Company's suppliers and customers and the individual contacts at such suppliers and customers;
20.2.3
details and terms of the Company's and any Group Company's agreements with suppliers and customers;

20.2.4
secret manufacturing or production processes and know-how employed by the Company and any Group Company or its/their suppliers;
20.2.5
confidential details as to the design of the Company's and any Group Company's and its and/or their suppliers' products and inventions or developments relating to future products;
20.2.6
details of any promotions or future promotions or marketing or publicity exercises planned by the Company and any Group Company;
20.2.7
details of any budgets or business plans of the Company and any Group Company; and
20.2.8
any information which may affect the value of the Business or the shares of the Company or any Group Company;
20.2.9
whether or not in the case of documents or other written materials or any materials in electronic format they are or were marked as confidential and whether or not, in the case of other information, such information is identified or treated by the Company or any Group Company as being confidential.
20.3
You shall not be restrained from using or disclosing any confidential information which:
20.3.1
You are authorised to use or disclose by the Company; or
20.3.2
has entered the public domain unless it enters the public domain as a result of an unauthorised disclosure by You or anyone else employed or engaged by the Company or any Group Company; or
20.3.2
You are required to disclose by law or is appropriate to disclose to a regulatory body; or
20.3.3
is required to disclose to HMRC; or
20.3.4
is appropriate to disclose to the police in circumstances in which a criminal offence has been, or is alleged to have been, committed; or
20.3.5
is appropriate to disclose in confidence to a trade union representative or a regulated health care or legal professional; or
20.3.6
You are entitled to disclose under section 43A of the Employment Rights Act 1996 provided that the disclosure is made in an appropriate way to an appropriate person having regard to the provisions of that Act, provided that in the case of any disclosure under sections 20.3.3 to 20.3.6 above, You shall (to the extent permitted by law) notify the Company in advance of the disclosure.
20.4
You shall not make copies of any document, memoranda, correspondence, computer disk, CD-Rom, memory stick, video tape or any similar matter (including for the avoidance of doubt in any electronic format) or remove any such items from the premises of the Company or of any Group Company other than in the proper performance of your duties under this agreement except with the written authority of the Company which authority will apply in that instance only.
20.5
You shall not make any public statement (whether written or oral) to media or otherwise relating to the affairs of the Company or any Group Company and shall not write any article for publication on the matter concerned with the business or other affairs of the Company or the lululemon Group without the prior written consent of the Company.
20.6
All documents and letters, including all customer lists and other information, relating to the business of the Company which come into your possession during the course of your employment with the Company remain the property of the Company and must be returned to the Company immediately on request and, in any event, on termination of your employment in accordance with clause 14.3 above.

21. PROTECTION OF THE COMPANY’S INTERESTS
21.1
You agree to be bound by the restrictions and obligations set out in the Schedule to this agreement.

22. GRIEVANCE AND DISCIPLINARY PROCEDURES
22.1
The Company's disciplinary and grievance procedures are set out in the Company Handbook. These procedures are not contractual.
22.2
If You have a grievance or are dissatisfied with any disciplinary action taken against You, You should first raise the matter with your immediate line manager in writing in accordance with the Company's disciplinary and grievance procedures.
22.3
The Company shall have the right to suspend You from your duties on full pay on such terms and conditions as it shall determine for the purpose of carrying out an investigation into any allegation of misconduct or negligence or an allegation of bullying harassment or discrimination against You and pending any disciplinary hearing.

23. BRIBERY AND CORRUPTION
23.1
The Company expects the highest standards of integrity in relation to employees' dealings with the Company's customers, suppliers, agents and subcontractors and with any government official.
23.2
For the purposes of this clause:
23.2.1
A bribe is any gift, loan, fee, reward or other advantage given to or received from any person in order to obtain, retain or direct business or to secure any other improper advantage in the conduct of business and includes a kickback on any portion of a contract payment; and
23.2.2
Hospitality, entertainment and gifts includes but is not limited to the offer or receipt of gifts, meals, goods, services, favours, loans, trips, accommodation and the use of property or invitations to events, functions or other social gatherings.
23.3
You are prohibited from offering, giving, authorising or accepting a bribe in any form. You are also prohibited from using any other route or channel to provide a bribe to or receive a bribe from the Company's customers, suppliers, agents or subcontractors or any government official.
23.4
You are not permitted to give or receive hospitality, entertainment or gifts to or from any customer, supplier, agent, subcontractor, any government official or any other person without the express written authority of the Company. If You are given or offered hospitality, entertainment or gifts (regardless of value) by any customer, supplier, agent, subcontractor, any government official or any other person with whom the Company deals or has business contacts, You must advise a Director of the Company immediately. He or she will advise on the action to be taken in the circumstances to ensure that both the Company's and your interests are protected.
23.5
Where You suspect, believe or know that an act of bribery or corruption is being considered or carried out, You are required to report this to the Company.

24. COLLECTIVE AGREEMENTS
24.1
No collective agreements exist which relate to any term or condition of your employment contract.

25. CHANGES TO YOUR TERMS OF EMPLOYMENT
25.1
The Company reserves the right to make reasonable changes to any of your terms and conditions of employment and You will be notified of minor changes of detail by way of a written notice and any such changes will take effect from the date of the notice. You will be given not less than one month's written notice of any significant changes.

26. ENTIRE AGREEMENT
26.1
This Agreement constitutes the entire agreement and understanding between the parties in respect of the matters dealt with in it and supersedes, cancels and nullifies any previous agreement between the parties relating to such matters.
26.2
Each of the parties acknowledges and agrees that in entering into this Agreement they do not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) other than as expressly set out in this Agreement. The only remedy available to either party in respect of any such statement, representation, warranty or understanding shall be for breach of contract under the terms of this Agreement.
26.3
Nothing in this clause 25.2 shall operate to exclude any liability for fraud.

27. THIRD PARTY RIGHTS
27.1
A person who is not party to this agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement, save for the right of any other Group Company or any officer, director, shareholder or employee of the Company or any Group Company to enforce any term which is expressed to be for such company or person's benefit. This clause does not affect any right or remedy of any person which exists or is available otherwise than pursuant to that Act. The terms of this agreement may be varied amended or modified or the agreement may be suspended cancelled or terminated by agreement in writing between the parties or this agreement may be rescinded in each case without the consent of any third party.

28. GOVERNING LAW AND JURISDICTION
28.1
This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of England and Wales.
28.2
Each party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England and Wales over any claim or matter arising under or in connection with this agreement.

29. EMPLOYEE HANDBOOK
29.1
Your employment will be subject to the contractual and non-contractual terms and conditions and rules and procedures as laid out in the employee handbook. For the avoidance of doubt, in the event of any conflict between the terms of this agreement and the employee handbook, the terms of this agreement shall take precedence.

30. TAX ADVICE
30.1 The Company will pay for the services of an accountant chosen by the Company to assist with your annual tax filings.

This offer is open for acceptance until Tuesday Oct 27 2020 at 12:00 PM Pacific Time.

Signed for and on behalf of LULULEMON
ATHLETICA UK LTD by:

Signature	/s/ CALVIN MCDONALD

Name:	Calvin McDonald, Chief Executive Officer

Signed Andre Maestrini

Signature	/s/ ANDRE MAESTRINI
Date	October 25, 2020

SCHEDULE
1.    INTERPRETATION
In this schedule, the following words have the following meanings:
1.1    "Business" means the business of the design, manufacture, sale and distribution of yoga and other sports and leisure based clothing and apparel and any other business carried on by the Company and any Group Company from time to time;
1.2    "Company Intellectual Property" means Intellectual Property Rights created by You (whether jointly or alone) in the course of Your employment with the Company, whether or not during working hours or using Company premises or resources and whether or not recorded in material form;
1.3    "Intellectual Property Rights" means patents, Inventions, copyright and related rights, trade marks, trade names, service marks and domain names, rights in get up, goodwill, rights to sue for passing off, design rights, semi conductor topography rights, database rights, confidential information, moral rights, proprietary rights and any other intellectual property rights in each case whether registered or unregistered and including all applications or rights to apply for, and renewals or extensions of such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;
1.4    "Invention" means any invention, idea, discovery, development, improvement or innovation, processes, formulae, models or prototypes, whether or not patentable or capable of registration, and whether or not recorded in any medium;
1.5    "Recognised Investment Exchange" means a recognised investment exchange as defined by section 285 of the Financial Services and Markets Act 2000;
1.6    "Restricted Business" shall mean the Business or any part of the Business which in either case:
1.6.1    is carried on by the Company or any Group Company at the date of termination of Your employment; or
1.6.2    was carried on by the Company or by any Group Company at any time during the period of six months immediately prior either to the start of a period of Garden Leave or to the date of termination of your employment where there is no period of Garden Leave; or
1.6.3    is to Your knowledge to be carried out by the Company or by any Group Company at any time during the period of six months immediately following the date of termination of your employment;
and with which You were materially concerned with or had management responsibility for or had substantial confidential information regarding in either case at any time during the period of 12 months immediately prior to the date of termination of Your employment;
1.7    "Restricted Employee" shall mean any senior employee of the Company or any Group Company employed at the date of termination of Your employment in the capacity of director or in any research, technical, IT, financial, marketing or sales function or other managerial role whom You have managed or with whom You have worked at any time during the period of 12 months immediately prior to the termination of Your employment, and shall not include any employee employed in an administrative, clerical, manual or secretarial capacity;
1.8    "Restricted Supplier" means any supplier to the Company or to any Group Company with whom You have had material personal contact or for whom You have had managerial responsibility during the period of 12 months immediately prior to the termination of Your employment;
1.9    "Restricted Territory" shall mean:

1.9.1    the United Kingdom (being England, Scotland, Wales and Northern Ireland); and
1.9.2    Canada, the United States of America, Australia, New Zealand, China and Hong Kong; and
1.9.3    any other country in which the Company or any other Group Company:
1.9.3.1    carried on any Restricted Business or provided any goods or services in connection with any Restricted Business at the date of termination of Your employment; or
1.9.3.2    carried on any Restricted Business or provided any goods or services in connection with any Restricted Business at any time during the period of six months immediately prior to the date of termination of Your employment ;
1.9.3.3    is to Your knowledge to carry out any Restricted Business at any time during the period of six months immediately following the date of termination of Your employment;
and regarding which country at any time during the period of 12 months immediately prior to the date of termination of the Appointment You:
1.9.3.4    were materially concerned or worked in; and/or
1.9.3.5    had management responsibility for; and/or
1.9.3.6    obtained confidential information in respect of.
2.    PROTECTION OF THE COMPANY'S BUSINESS INTERESTS
2.1    You acknowledge that following termination of Your employment, You will be in a position to compete unfairly with the Company as a result of the confidential information, trade secrets and knowledge about the business, operations, customers, employees and trade connections of the Company and the lululemon Group You have acquired or will acquire and through the connections that You have developed and will develop during your employment. You therefore agree to enter into the restrictions in this paragraph for the purpose of protecting the Company's legitimate business interests and in particular the confidential information, goodwill and the stable trained workforce of the Company and the lululemon Group.
2.2    You covenant with the Company and each other Group Company that You shall not without the prior written consent of the Company (such consent not to be unreasonably withheld), directly or indirectly, on his own behalf, or on behalf of any person, firm or company in connection with any business which is or is intended or about to be competitive with the Restricted Business (as defined above) or in relation to the provision of any goods or services similar to or competitive with those sold or provided by the Company or any Group Company in connection with the Restricted Business:
2.2.1    for a period of twelve (12) months after the termination of your employment, solicit or entice away, or attempt to entice away from the Company or any Group Company any Restricted Employee (as defined above);
2.2.2    for a period of twelve (12) months after the termination of your employment, employ, offer to employ or enter into partnership with any Restricted Employee with a view to using the knowledge or skills of such person in connection with any business or activity which is or is intended to be competitive with the Restricted Business.
2.3    You shall not without the prior written consent of the Company (such consent not to be unreasonably withheld) :
2.3.1    for a period of nine (9) months after the termination of Your employment, directly or indirectly, on his own behalf, or on behalf of any person, firm or company within the Restricted Territory (as defined above) set up, carry on, be employed in, provide services to, be associated with, or be engaged or interested in, whether as director, employee, principal, shareholder, partner or other owner, agent or otherwise, any business which is or is intended or about to be competitive with the Restricted Business save as a shareholder of not more than three per cent of any public company whose shares or stocks are quoted or dealt in on any Recognised Investment Exchange;
2.3.2    for a period of twelve (12) months after the termination of Your employment, directly or indirectly, on his own behalf, or on behalf of any person, firm or company endeavour to cause any person, firm or company who is at the date of termination of your employment or at any time during the 12 months immediately prior to such termination was a Restricted Supplier (as defined above) to the Company and/or any Group Company, to either cease to supply the Company or any Group Company or materially alter the terms of such supply in a manner detrimental to the Company or any Group Company.
2.4    In the event that the Company exercises its rights under clause 18.1 of this agreement, then any Garden Leave period shall be set off against and therefore reduce the periods for which the restrictions in paragraph 2 of this Schedule shall apply
2.5    In the event that You receive an offer of employment or request to provide services either during the currency of the restrictive periods set out in this paragraph, You shall (and the Company may) provide immediately to such person, company or other entity making such an offer or request a full and accurate copy of this agreement signed by both parties.
2.6    The restrictions contained in this clause are considered by the parties to be reasonable in all the circumstances. Each sub clause constitutes an entirely separate and independent restriction and the duration, extent and application of each of the restrictions are no greater than is necessary for the protection of the interests of the Company and any Group Company.
3.    INTELLECTUAL PROPERTY RIGHTS
3.1    The parties acknowledge that You may create Inventions (alone or jointly) in the course of Your employment with the Company and that You have a special obligation to further the interests of the Company in relation to such Inventions. You shall, promptly following creation, disclose to the Company all such Inventions and works embodying Company Intellectual Property.
3.2    You acknowledge that (except to the extent prohibited by or ineffective in law) all Company Intellectual Property and materials embodying them shall automatically belong to the Company as from creation for the full term of those rights and (except to the extent prohibited by or ineffective in law), You hereby assign, by way of present and future assignment, any and all right, title and interest therein to the Company.
3.3    To the extent that any Company Intellectual Property does not vest in the Company automatically pursuant to paragraph 3.2 (and except to the extent prohibited by or ineffective in law), You hold such property on trust for the Company and hereby grant to the Company an exclusive, royalty free licence to use such property in its discretion until such Company Intellectual Property fully vests in the Company.
3.4    To the extent that any Inventions created by You (whether alone or jointly) at any time during the course of Your employment are prohibited by or prevented in law from automatically vesting with the Company pursuant to paragraph 3.2, You shall, immediately upon creation of such rights, grant the Company a right of first refusal, in writing, to acquire them on arm's length terms to be agreed between the parties. If the parties cannot agree on such terms within 60 days of the Company receiving the offer, the Company shall refer the dispute to an arbitrator who shall be appointed by the President of the Institute of Chartered Accountants in England and Wales. The arbitrator's decision shall be final and binding on the parties and the costs of arbitration shall be borne equally by the parties.
3.5    You agree:

3.5.1    to execute all such documents, both during and after Your employment, as the Company may require to vest in the Company all right, title and interest pursuant to this agreement;
3.5.2    to provide all such information and assistance and do all such further things as the Company may require to enable it to protect, maintain and exploit the Company Intellectual Property to the best advantage, including (without limitation), at the Company's request, applying for the protection of Inventions throughout the world;
3.5.3    to assist the Company in applying for the registration of any registrable Company Intellectual Property, to enable it to enforce the Company Intellectual Property against third parties and to defend claims for infringement of third party Intellectual Property Rights;
3.5.4    not to apply for the registration of any Company Intellectual Property in the United Kingdom or any other part of the world without the prior written consent of the Company; and
3.5.5    to keep confidential all Company Intellectual Property unless the Company has consented in writing to its disclosure by You;
3.6    As against the Company, its successors and assigns and any licensee of any of the foregoing, You hereby waive all of his present and future moral rights which arise under the Copyright Designs and Patents Act 1988 and all similar rights in other jurisdictions relating to the Company Intellectual Property.
3.7    You acknowledge that, except as provided by law, no further remuneration or compensation, other than that provided for in this agreement, is or may become due to You in respect of Your compliance with this clause. This clause is without prejudice to Your rights under the Patents Act 1977.
3.8    Rights and obligations under this agreement shall continue in force after termination of this agreement in respect of any Company Intellectual Property.
4.    NON-DISPARAGEMENT
4.1    You undertake and covenant that You will permanently refrain from directly or indirectly disclosing, expressing, publishing or broadcasting, or causing to be disclosed, expressed, published or broadcast, or otherwise disseminated or distributed in any manner, in Your own name, anonymously, by pseudonym or by a third party, to any person whatsoever, any comments, statements or other communications (the “Statements”), which a reasonable person would regard as reflecting adversely on the character, reputation or goodwill of the Company or any Group Company or any of its or their employees, officers, directors, investors, shareholders or agents, or which a reasonable person would regard as reflecting adversely on any aspect of their business, products, or services, and without limiting the generality of the foregoing, Statements shall not be made by means of oral communications, press releases, articles, letters, telephone calls, telephone messages, e-mail messages, or in postings on the Internet on websites, or to newsgroups or to listservers.